                                                                    EXHIBIT 99.1

                            (TEXAS GENCO LETTERHEAD)


FOR IMMEDIATE RELEASE                                          Page 1 of 2



              TEXAS GENCO REPORTS SIGNIFICANT EARNINGS IMPROVEMENT
                             IN SECOND QUARTER 2003
            HIGHER WHOLESALE ELECTRIC PRICES DRIVE EARNINGS INCREASE


         HOUSTON - JULY 29, 2003 - Texas Genco Holdings, Inc. (NYSE:TGN), an 81 percent owned subsidiary of CenterPoint Energy, Inc. (NYSE:CNP), today reported net income of $33 million, or $0.42 per share for the quarter ended June 30, 2003, compared to a net loss of $18 million, or $0.23 per share for the same period of 2002.

         For the six months ended June 30, 2003, income before cumulative effect of accounting change was $22 million, or $0.28 per share, compared to a loss of $53 million, or $0.66 per share for the same period of 2002. Net income for the six months ended June 30, 2003 was $121 million, or $1.52 per share which reflects the benefit from the cumulative effect of accounting change of $99 million, or $1.24 per share, from the implementation of SFAS No. 143, "Accounting for Asset Retirement Obligations." This compares to a net loss of $53 million, or $0.66 per share for the same period of 2002.

         Revenues for the second quarter of 2003 increased significantly compared to the same period of 2002 primarily due to higher capacity auction revenues. Operating expenses increased in the quarter due to higher natural gas and purchased power costs and increased operation and maintenance expenses, partially offset by reduced taxes other than income taxes. Operation and maintenance expenses increased due to outage costs associated with baseload generation units, including $4 million related to an unplanned outage at Unit 1 of the company's 30.8 percent interest in the South Texas Project Electric Generating Station (STP) nuclear facility. In addition, higher pension, employee benefit and technical support costs contributed to the increase in operation and maintenance expenses. The company estimates that the added cost of replacement energy associated with the STP Unit 1 outage negatively impacted gross margin by approximately $20 million for the quarter.

         "Wholesale electricity prices were much higher in 2003 due to substantially higher natural gas prices which led to increased capacity auction revenues for our baseload products," said David Tees, president and chief executive officer of Texas Genco. "As a result, we had a considerable increase in our revenues, margins and earnings per share. We continue to be very pleased with Texas Genco's progress and the efforts of our employees to run our plants safely and efficiently."

         The company declared its second quarterly dividend of $0.25 per share of common stock on May 8, 2003.

                                    - more -



Texas Genco, a subsidiary of CenterPoint Energy, Inc., is not the same company as CenterPoint Energy, and you do not have to buy Texas Genco's products to continue to receive quality regulated services from CenterPoint Energy.

FOR IMMEDIATE RELEASE                                          Page 2 of 2


2003 OUTLOOK

         The company has previously provided earnings guidance for 2003 of $1.10 to $1.30 per share. Taking into account much improved auction prices, and despite the impact of unplanned plant outages, the company now expects to achieve the high end of the guidance range.

WEBCAST OF EARNINGS CONFERENCE CALL

         The management of Texas Genco will host an earnings conference call on Tuesday, July 29, 2003, at 9:00 a.m. Central time. Interested parties may listen to a live, audio broadcast of the conference call at www.txgenco.com/investor.html. A replay of the call can be accessed approximately two hours after the completion of the call, and will be archived on the web site for at least one year.

         Texas Genco Holdings, Inc., based in Houston, Texas, is one of the largest wholesale electric power generating companies in the United States with over 14,000 megawatts of generation capacity. It sells electric generation capacity, energy and ancillary services in one of the nation's largest power markets, the Electric Reliability Council of Texas (ERCOT). Texas Genco has one of the most diversified generation portfolios in Texas, using natural gas, oil, coal, lignite, and uranium fuels. The company owns and operates 60 generating units at 11 electric power-generating facilities and owns a 30.8 percent interest in a nuclear generating plant. Texas Genco currently is a majority-owned subsidiary of CenterPoint Energy, Inc. For more information, visit our web site at www.txgenco.com.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's or Texas Genco's business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, and other factors discussed in CenterPoint Energy's and Texas Genco's filings with the Securities and Exchange Commission.

                                    - # # # -



Texas Genco, a subsidiary of CenterPoint Energy, Inc., is not the same company as CenterPoint Energy, and you do not have to buy Texas Genco's products to continue to receive quality regulated services from CenterPoint Energy.

                           Texas Genco Holdings, Inc.
                      Statements of Consolidated Operations
                             (Thousands of Dollars)
                                   (Unaudited)



                                                                  Quarter Ended June 30,         Six Months Ended June 30,
                                                                 -------------------------       -------------------------
                                                                    2003            2002            2003            2002
                                                                 ---------       ---------       ---------       ---------
Revenues:
  Energy revenues                                                $ 378,402       $ 306,327       $ 602,166       $ 546,809
  Capacity and other revenues                                      200,109         107,321         334,932         192,486
                                                                 ---------       ---------       ---------       ---------
    Total                                                          578,511         413,648         937,098         739,295
                                                                 ---------       ---------       ---------       ---------

Expenses:
  Fuel costs                                                       349,318         295,241         557,307         476,224
  Purchased power                                                   22,974           4,258          34,968          52,624
  Operation and maintenance                                        105,301          78,906         210,651         173,615
  Depreciation and amortization                                     39,391          38,601          78,470          78,932
  Taxes other than income taxes                                     11,483          25,764          22,774          38,778
                                                                 ---------       ---------       ---------       ---------
    Total                                                          528,467         442,770         904,170         820,173
                                                                 ---------       ---------       ---------       ---------
Operating Income (Loss)                                             50,044         (29,122)         32,928         (80,878)
                                                                 ---------       ---------       ---------       ---------

Other Income                                                         1,089           2,902           1,289           2,904
Interest Expense                                                     2,822           7,962           5,625          15,951
                                                                 ---------       ---------       ---------       ---------


Income (Loss) Before Income Taxes                                   48,311         (34,182)         28,592         (93,925)

Income Tax Benefit (Expense)                                       (15,018)         15,890          (6,181)         40,939
                                                                 ---------       ---------       ---------       ---------

Income (Loss) Before Cumulative Effect of Accounting Change         33,293         (18,292)         22,411         (52,986)

Cumulative Effect of Accounting Change, net of tax                      --              --          98,910              --

                                                                 ---------       ---------       ---------       ---------
Net Income (Loss) Attributable to Common Shareholders            $  33,293       $ (18,292)      $ 121,321       $ (52,986)
                                                                 =========       =========       =========       =========



Basic and Diluted Earnings Per Common Share:
  Income (Loss) Before Cumulative Effect of Accounting Change    $    0.42       $   (0.23)      $    0.28       $   (0.66)
  Cumulative Effect of Accounting Change, net of tax                    --              --            1.24              --
                                                                 ---------       ---------       ---------       ---------
Net Income (Loss) Attributable to Common Shareholders            $    0.42       $   (0.23)      $    1.52       $   (0.66)
                                                                 =========       =========       =========       =========

Dividends Declared per Common Share                              $    0.25       $      --       $    0.50       $      --

Weighted Average Common Shares Outstanding (000):
  - Basic                                                           80,000          80,000          80,000          80,000
  - Diluted                                                         80,000          80,000          80,000          80,000



     Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of Texas Genco Holdings, Inc.